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1995 Long Term Incentive Plan

Limited Stock Appreciation Right Agreement

between

Alexander & Alexander Services Inc.

and




____________________
("Employee")




      Alexander & Alexander Services Inc. (the
"Company"), by action of the Compensation, Benefits
and Nominating Committee of the Board of Directors
(the "Committee") pursuant to the 1995 Long Term
Incentive Plan (the "Plan") has granted to the Employee
Limited Stock Appreciation Rights ("LSAR") with
respect to the shares of the Company's Common Stock,
$1.00 par value (the "Stock"), subject to the option (the
"Option") granted to the Employee under the Plan on
______________.

      The LSAR is subject to the provisions of the Plan, a copy of which has been furnished to the Employee and receipt of which the Employee acknowledges by acceptance of this Agreement. The
Plan is incorporated by reference into this Agreement.

      In addition to the provisions of the Plan, the following terms, conditions and restrictions set forth in this Agreement are applicable to the LSAR:

            (a)   The Employee's right to exercise
the LSAR shall begin on the date which is 6 months from the date on which it is granted and shall terminate on the latest of the following (i) such time as the Employee is no longer subject to the provisions of
Section 16(b) of the Securities Exchange Act of 1934;
(ii) the occurrence of an event specified in Section
6.2(b)(iii) of the Plan; or (iii) the exercise in full of the Option. The right of an Employee who is no longer subject to the provisions of Section 16(b) of the Act to exercise his Option shall continue as provided in
Section 6.1 of the Plan.

      (b) The LSAR shall be exercisable only by the Employee. Any attempt by the Employee to transfer, assign, pledge, hypothecate or otherwise dispose of, or any attempt to subject to execution, attachment or similar process, any part of the LSAR, contrary to the provisions of the Plan and this Agreement shall be void and ineffectual, shall give no right to the purported transferee, and shall result in the forfeiture of the LSAR.

      (c)   Any question concerning Termination of
Employment, Disability, Retirement or changes in employment status specified in Section 9.2 of the Plan, shall be determined by the Committee, whose determination shall be final.

      (d) Nothing contained in this Agreement shall restrict the right of the Company or any of its subsidiary corporations to terminate the Employee's employment at any time, with or without cause.

      (e)   The Employee may exercise the LSAR, or
any portion thereof, in lieu of the Option. Exercise of the LSAR shall be by written notice to the Company or its agent and shall be subject to the terms and conditions set forth in the Plan. Any exercise of the LSAR shall result in the cancellation of a corresponding portion of the underlying Option and any exercise of the underlying Option shall result in the cancellation of a corresponding portion of this LSAR.

      (f) For a period of 30 days following the later to occur of (i) a "change of control" as defined in
Section 9.12 of the Plan and (ii) [the date which is 6 months after the date of grant] the Employee may surrender all or a portion of his Option in exchange for an amount in cash equal to the product of (x) the number of shares subject to the Option being so surrendered times (y) (A) the excess of (1) the highest price offered in connection with any purchase, tender offer, merger or other transaction resulting in a "change of control" or (2) if a "change of control" occurs by reason of a change in the composition of the Board of Directors, the highest average of the high and low sales prices of a share of Stock on the New York Stock
Exchange on any date during the thirty calendar day period ending on the date the change in the composition of the Board occurs over (B) [the exercise price of the Option.]

      (g)   The LSAR shall be deemed not to have
been exercised unless all the preceding provisions of this Agreement shall have been complied with, and for all purposes of the Plan, the date of the exercise with respect to any particular shares shall be the date on which the notice specified in paragraph (e) above has been received by the Company or its agent.

In consideration of the LSAR covered by this Agreement, and for other good and valuable consideration, the parties hereto indicate their agreement by their signatures below.


ALEXANDER & ALEXANDER SERVICES INC.



_____________________________________________




Pursuant to Paragraph 4.5 of the Plan, the Employee's right to the LSAR covered by this Agreement is subject to execution of the Agreement. Please indicate acceptance of the LSAR covered by this Agreement, subject to the restrictions and upon the terms and conditions set forth above and in the Plan, by executing this Agreement (in duplicate) and immediately returning the enclosed duplicate original (one copy) to _____________ ___________________. It will be assumed that the LSAR has been declined if acceptance has not been received within thirty (30) days of the receipt of this Agreement.


      Accepted & Agreed to:



____________________________________
Employee's Signature          Date